Exhibit 10.1

DATED	December 21, 2017

CME Media Services Limited

- and -

Michael Del Nin

AMENDED AND RESTATED CONTRACT OF EMPLOYMENT

AMENDED AND RESTATED CONTRACT OF EMPLOYMENT AND STATEMENT OF PARTICULARS PURSUANT TO SECTION 1 OF THE EMPLOYMENT RIGHTS ACT 1996
(the “Contract”)

Name and Address of Employer:
CME Media Services Limited, 5 Fleet Place, London EC4M 7RD, United Kingdom, acting through the branch CME Media Services Limited, organizační složka, with its registered office at Křiženeckého náměstí 1078/5, 152 00 Praha 5, Czech Republic, Identification Number 288 91 449 (the “Company”)

Name and Address of Employee:	Michael Del Nin, residing at /redacted/

Date this Amended and Restated Contract takes effect:	December 21, 2017

1	COMMENCEMENT OF AND CONDITIONS TO EMPLOYMENT

1.1
Your employment with the Company commenced on September 16, 2013. Your Amended and Restated Contract of Employment with the Company dated July 1, 2016 (as amended), is amended and restated as set forth in this Contract. The period from September 16, 2013 shall count as continuous employment hereunder.

1.2
You have established to the Company’s satisfaction (through production of original documents reasonably requested by us) that you are entitled to live and work in the Czech Republic without any additional approvals. You will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company.

1.3
You represent and warrant that you are not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Contract or performing your duties under it.

2	JOB TITLE AND DUTIES

2.1
Your job title is co-Chief Executive Officer of the CME Group with the primary responsibility for the corporate matters of the CME Group. For purposes of this Contract, the “CME Group” shall mean Central European Media Enterprises Ltd. (“CME Ltd.”) and/or any Associated Company (as defined below). You shall report directly to the Board of Directors of CME Ltd. (the “Board”).

2.2	You shall use your best endeavours to promote and protect the interests of the CME Group and shall not do anything that is harmful to those interests.

2.3
You shall devote the whole of your working time (unless prevented by ill-health or accident or otherwise directed by the Company) to the duties of this Contract and you shall not be directly or indirectly interested or concerned in any manner in any other business (other than holding as a bona-fide personal investment equity in any company whose shares are listed on any recognised exchange or does not otherwise contravene clause 17) except with the Company’s prior written consent. If such consent is given, you must provide the Company with the number of hours worked for any other employer each month.

3	PLACE OF WORK

3.1	Your place of work is the Company’s branch office in Prague, Czech Republic, with its registered office at Křiženeckého náměstí 1078/5, 152 00 Praha 5, Czech Republic.

3.2	It is agreed that your position will require that you spend extensive time travelling for the proper performance of your duties.

4	REMUNERATION

4.1
With effect as of January 1, 2018, your basic salary is USD 938,000 per year, payable monthly in arrears by credit transfer into your bank account after all necessary deductions for relevant taxes and social security payments. Your salary will be reviewed on an annual basis and any increase in your salary is entirely at the Company’s discretion.

4.2
You shall be entitled to participate in the CME Management Compensation Policy in effect from time to time (the “Policy”). The amount, if any, of any bonus that may be earned pursuant to the Policy shall be determined by the Compensation Committee (the “Compensation Committee”) of the Board in its absolute discretion and shall be subject to the terms of the Policy. The amount of bonus you are entitled to earn will be determined by the Compensation Committee and be based on a target of 100% of your annual basic salary (the “Target Bonus”). Pursuant to the Policy, you may earn a maximum bonus of up to 200% of your annual basic salary and the amount of any bonus you are entitled to earn will be determined by the Compensation Committee in accordance with the terms of the Policy.

4.3	Any bonus will be paid in the month following the month in which such bonus is awarded by the Compensation Committee.

5	OTHER BENEFITS

5.1	You are entitled to membership of such insurance schemes (each referred to below as an “insurance scheme”) provided by the Company, including:

5.1.1	a medical and dental expenses insurance scheme providing such cover for you and your spouse/partner and any children under the age of eighteen (18) as the Company may from time to time notify to you;

5.1.2	a salary continuance on long-term disability insurance scheme providing such cover for you as the Company may from time to time notify to you; and

5.1.3	a life insurance scheme providing such cover for you as the Company may from time to time notify to you.

5.2
Benefits shall be subject to the terms of any applicable insurance policy and are conditional upon your complying with and satisfying any applicable requirements of the insurers or other benefits provider. Copies of these rules and policies and particulars of the requirements shall be provided to you on request. The Company shall not have any liability to pay any benefit to you under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme, provided the Company uses reasonable endeavours to recover payment of the benefit from the insurer.

5.3
Any insurance scheme which is provided for you is also subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the reasonable opinion of the Company your state of health is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable.

5.4
The provision of any medical and/or life insurance scheme or any benefits under those schemes does not in any way prevent the Company from lawfully terminating this Contract in accordance with clause 9 even if to do so would deprive you of membership of cover under any such scheme or benefit.

5.5
For the duration of your employment, the Company shall pay or cause to be paid a car allowance in the amount of USD 2,500 per month. In addition, the Company shall reimburse you for such operating costs thereof as are subject to reimbursement under the CME Group Expenses Policy upon submission of suitable supporting documentation that comply with the record keeping or similar obligations of applicable laws and regulations of the Czech Republic or any other relevant jurisdiction.

6	EXPENSES
The Company shall reimburse you for all reasonable expenses incurred by you in the proper performance of your duties under this Contract on production of appropriate receipts in accordance with the CME Group Expenses Policy in effect from time to time.

7	HOURS OF WORK
Your normal working hours are 40 hours per week Monday to Friday together with such additional hours as may be necessary for the proper performance of your duties. This may include working in the evenings, outside normal office hours, at weekends or on public holidays. No additional pay or time off will be permitted.

8	HOLIDAYS

8.1	You are entitled to 30 days’ holiday per annum (in addition to public holidays).

8.2	Your entitlement to holiday accrues pro rata on an annual basis as calculated per calendar year (from 1 January until 31 December inclusive) (the “Holiday Year”).

8.3	On termination, you will be paid only for accrued vacation in the relevant Holiday Year and not for vacation carried over from the previous year.

8.4
The Company may refuse to allow you to take holiday in circumstances where it would be inconvenient to the business of the Company. If, in exceptional circumstances, the Company is forced to cancel holiday previously booked by you, all reasonable and properly documented accommodation, reservation and travel expenses incurred by you in connection therewith up to the date of cancellation that are not otherwise refundable will be reimbursed by the Company.

9	TERMINATION

9.1
You may terminate this Contract at any time on giving the Company twelve months’ notice in writing. In the event you give notice of termination pursuant to this clause 9.1, the Company may in its sole discretion elect to provide you with payment in lieu of notice. This payment will be comprised of your basic salary (at the rate payable when this option is exercised) in respect of the portion of the notice period remaining at the time the Company exercises this option. You will not, under any circumstances, have any right to payment in lieu of notice unless the Company has exercised its option to pay in lieu of notice. All payments made pursuant to this clause 9.1 shall be subject to deductions for income tax and social security contributions as appropriate.

9.2
You may terminate this Contract, unless it has been previously terminated pursuant to any other provision hereof, if the Company is in material breach of this Contract. A material breach by the Company shall include, but not be limited to, (i) the Company violating clause 2 or clause 3 of this Contract with respect to title, authority, status, duties and responsibilities, reporting relationship, or place of employment, or clause 10 of this Contract with respect to any suspension, (ii) the stock of CME Ltd. ceasing to be publicly traded with its Class A shares listed on the NASDAQ Global Market, (iii) the Company failing to cause any successor to all or substantially all of the business and assets of the Company or CME Ltd. expressly to assume the obligations of the Company under this Contract (including pursuant to this clause 9.2), and (iv) the occurrence of any circumstance set forth in clause 9.9 or a breach of clause 9.10. Such right shall be exercisable by your delivering written notice to the Company and the Termination Date shall be effective 30 days after giving such notice; provided, that such notice is delivered to the Company within 90 days after the occurrence of such material breach; and provided, further, that this Contract shall not terminate if such notice is the first such notice of termination delivered by you pursuant to this clause 9.2 and within such 30- day period the Company shall have cured any material breach if capable of being cured. For the avoidance of doubt, the circumstance in subclause (ii) is not capable of cure. “Termination Date” shall mean the date on which this Contract and your employment hereunder is terminated pursuant to any applicable provision of clause 9 of this Contract.

9.3
The Company may, by delivering notice to you in writing, terminate this Contract in its absolute discretion at any time without cause with immediate effect or on such date as specified in the termination notice.

9.4
In the event of termination by you for material breach by the Company pursuant to clause 9.2 or without cause by the Company pursuant to clause 9.3, you shall be entitled to receive your basic salary (at the rate payable when the termination notice is delivered) and a portion of your annual Target Bonus, each pro-rated for the calendar-year period to the Termination Date. Following the Termination Date, the Company shall make a severance payment to you in an amount equal to: (i) two times your annual basic salary (at the rate payable when your termination notice is delivered or, if greater, at the rate payable immediately preceding a Change in Control, as defined below); plus (ii) two times an amount equal to your Average Annual Bonus. For purposes of this clause, “Average Annual Bonus” is equal to the average of the regular annual bonus amounts paid to you under clause 4.2 of this Contract (without giving effect to any special bonus or other non-equity awards) for the two full fiscal years prior to the Termination Date or, if greater, for the two full fiscal years immediately preceding a Change in Control, as defined below. This severance payment shall be payable in a single lump sum within 30 days after the Termination Date. All payments made pursuant to this clause 9.4 shall be subject to deductions for income tax and social security contributions as appropriate.

9.5
A condition precedent to the Company’s obligation with respect to the payment pursuant to clause 9.4 shall be your execution and delivery of a compromise agreement containing terms and conditions customarily used by the Company, within 30 days following the Termination Date.

9.6
The Company may terminate this Contract due to Termination for Cause without notice, payment in lieu of notice or any other payment whatsoever. “Termination for Cause” means your (i) conviction of a felony or entering a plea of nolo contendere with respect to a charged felony (or the equivalent in any jurisdiction); (ii) gross negligence, fraud, willful malfeasance or willful misconduct in the performance of your duties under this Contract that, in each case, causes or could reasonably be expected to cause material harm to the Company or CME Ltd. or to the reputation of the Company or CME Ltd; (iii) willful misrepresentation to the shareholders or directors of CME Ltd. that, in either case, causes or could reasonably be expected to cause material harm to CME Ltd.; (iv) willful failure without reasonable justification to comply with a reasonable written instruction or resolution of the Board; or (v) a material breach of your duties or obligations under this Contract or under the CME Ltd.’s Standards of Business Conduct in effect from time to time. The Company may, in its reasonable judgment and in accordance with clause 10, suspend you on full pay during any investigation that the Company may undertake into any fact or circumstance which could lead to your Termination for Cause. Notwithstanding the foregoing, a termination shall not be treated as Termination for Cause unless (x) at least two thirds of the total number of non-employee members of the Board have agreed that you have committed acts that warrant Termination for Cause, (y) the Company has delivered a written notice to you stating that it intends to terminate your employment due to Termination for Cause and specifying the basis for such termination within 90 days after the occurrence of the event (or, if later, 90 days after the date on which the Board learns of the event) that the Company alleges constitutes grounds for Termination for Cause, and (z) if such basis for Termination for Cause is curable, you have failed to cure such basis for Termination for Cause within 30 days after receiving such notice.

9.7
In connection with a termination by you for material breach by the Company pursuant to clause 9.2 or without cause by the Company pursuant to clause 9.3, all time-based equity awards (including restricted stock units and options) that have not previously vested or expired shall vest and, as applicable, become fully exercisable immediately prior to the Termination Date and any performance-based restricted stock units (“PRSUs”) that have not previously vested or expired shall vest in accordance with next sentence. In connection with such termination, the performance conditions for awards of PRSUs that have not previously vested will lapse and an amount of PRSUs equal to the number of PRSUs that would vest in accordance with clause 2 of Annex A of the PRSU Agreement dated March 13, 2015 (as amended) on the Final Vesting Date (as defined therein) based on a performance level that would result from (A) the sum of the actual OIBDA for each fiscal year of the Four-Year Performance Period completed prior to the Termination Date and the amount of Target OIBDA for each fiscal year of the Four-Year Performance Period that was not completed prior to the Termination Date, plus (B) the sum of the actual FCF for each fiscal year of the Four- Year Performance Period completed prior to the Termination Date and the amount of Target FCF for each fiscal year of the Four-Year Performance Period that was not completed prior to the Termination Date, pro-rated for the portion of the Four-Year Performance Period from January 1, 2015 to the Termination Date, will fully vest immediately prior to such Termination Date. The Company will procure that CME Ltd. shall enter into amendments to existing award agreements with you to incorporate the terms of this clause 9.7.

9.8
Upon the termination by whatever means of this Contract you shall immediately return to the Company all documents, computer media and hardware, credit cards, mobile phones and communication devices, keys and all other property belonging to or relating to the business of the Company which is in your possession or under your power or control and you must not retain copies of any of the above.

9.9
Following a Change in Control, a material breach by the Company for purposes of clause 9.2 shall include, in addition to the events listed in clause 9.2, but not be limited to, (a) a change in the composition of the Board, such that a majority of the members of the Board are not persons who were directors immediately prior to a Change in Control, or (b) the expiration of a period of six months following the occurrence of the Change in Control. “Change in Control” shall mean a “Change in Control” within the meaning of the CME 2015 Stock Incentive Plan.

9.10
Immediately preceding a Change in Control, the Company will contribute to a rabbi trust an amount in cash sufficient to fund 100% of all payments that could be owed to you under this clause 9 if your employment terminated as of the Change in Control; such trust shall be irrevocable, except that the assets may revert to the Company upon your termination of employment under circumstances that do not entitle you to receive such amounts.

10	SUSPENSION

10.1
The Company may suspend you from your duties on full pay to allow the Company to investigate any bona-fide complaint made against you in relation to your employment with the Company. No such suspension shall last more than thirty (30) days unless, before the end of the initial thirty (30) day period, the Company provides you with written notice explaining why the suspension will last for up to an additional thirty (30) days; in no event shall such suspension be extended a second time without your written consent. Any suspension that complies with this clause 10 shall not constitute a material breach of this Contract. Notwithstanding any other provision of this Agreement, you may at any time (including during the pendency of any suspension) assert that there is a basis unrelated to the suspension to claim that the Company is in material breach of the Contract; and any suspension conducted in accordance with this clause 10 shall not alter or delay the effectiveness of any notice delivered by you in accordance with clause 9.2 prior to the initiation of such suspension.

10.2
Provided you continue to enjoy your full contractual benefits and receive your pay in accordance with this Contract, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after you or the Company have given notice of termination to the other, without breaching this Contract or incurring any liability or giving rise to any claim against it:

10.2.1	exclude you from the premises of any company of the CME Group;

10.2.2	require you to carry out only specified duties (consistent with your status, role and experience) or to carry out no duties;

10.2.3
announce to any of its employees, suppliers, customers and business partners that you have been given notice of termination or have resigned (as the case may be), but in any case only to the extent that the Company is required to do so by a regulatory obligation;

10.2.4
prohibit you from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the CME Group until your employment has terminated except to the extent that you are authorised by the General Counsel of CME Ltd. in writing; and

10.2.5	require you to comply with any other reasonable conditions imposed by the Company.

10.3	You will continue to be bound by all obligations owed to the Company under this Contract until termination of this Contract in accordance with clause 9 or such later date as provided herein.

11	CONFIDENTIAL INFORMATION

11.1
You agree during and after the termination of your employment not to use or disclose to any person (and shall use your best endeavours to prevent the use, publication or disclosure of ) any confidential information:

11.1.1	concerning the business of the CME Group and which comes to your knowledge during the course of or in connection with your employment or your holding office with the Company; or

11.1.2
concerning the business of any client or person having dealings with the CME Group and which is obtained directly or indirectly in circumstances where the CME Group is subject to a duty of confidentiality.

11.2
For the purposes of clause 11.1.1 above, information of a confidential or secret nature includes but is not limited to information disclosed to you or known, learned, created or observed by you as a consequence of or through your employment with the Company, not generally known in the relevant trade or industry about the Company or any member of the CME Group’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending licence applications or investments in licence holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billing.

11.3	This clause shall not apply to information which is:

11.3.1	used or disclosed in the proper performance of your duties or with the consent of the Company;

11.3.2	ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law or pursuant to the rules of any applicable stock exchange; or

11.3.3	in or comes into the public domain (otherwise than due to a default by you).

12	INTELLECTUAL PROPERTY

12.1	You shall assign with full title your entire interest in any Intellectual Property Right (as defined below) to the Company to hold as absolute owner.

12.2
You shall communicate to the Company full particulars of any Intellectual Property Right in any work or thing created by you and you shall not use, license, assign, purport to license or assign or disclose to any person or exploit any Intellectual Property Right without the prior written consent of the Company.

12.3
In addition to and without derogation of the covenants imposed by the Law of Property (Miscellaneous Provisions) Act 1994, you shall prepare and execute such instruments and do such other acts and things as may be necessary or desirable (at the request and expense of the Company) to enable the Company (or its nominee) to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company (or its nominee) and to enable the Company to exploit any Intellectual Property Right vested in it to its best advantage.

12.4
You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and a certificate in writing signed by any director or the secretary of the Company that any instrument or act relating to such Intellectual Property Right falls within the authority conferred by this clause shall be conclusive evidence that such is the case in favour of any third party.

12.5
You hereby waive all of your moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any act by the Company and any act of a third party done with the Company’s authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

12.6
“Intellectual Property Right” means a copyright, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

12.6.1	relates to the business or any product or service of the Company; and

12.6.2	is invented, developed, created or acquired by you (whether alone or jointly with any other person) during the period of your employment with the Company;
and for these purposes and for the purposes of the other provisions of this clause 12, references to the Company shall be deemed to include references to any Associated Company (as defined in clause 17.5 below).

13	INDEMNITY AND LEGAL FEES

13.1
The Company will indemnify you and pay on your behalf all Expenses (as defined below) incurred by you in any Proceeding (as defined below), whether the Proceeding which gave rise to the right of indemnification pursuant to this Contract occurred prior to or after the date of this Contract provided that you shall promptly notify the Company of such Proceeding and the Company shall be entitled to participate in such Proceeding and, to the extent that it wishes, jointly with you, assume the defence thereof with counsel of its choice. This indemnification shall not apply if it is determined by a court of competent jurisdiction in a Proceeding that any losses, claims, damages or liabilities arose primarily out of your gross negligence, willful misconduct or bad faith.

13.2
The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought in the name of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under or predicated upon any securities laws, in which you may be or may have been involved as a party or otherwise, and any threatened, pending or completed action, suit or proceeding or any inquiry or investigation that you in good faith believe might lead to the institution of any such action, suit or proceeding or any such inquiry or investigation, in each case by reason of the fact that you are or were serving at the request of the Company as a director, officer or manager of any other Associated Company, whether or not you are serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Contract.

13.3
The term “Expenses” shall include, without limitation thereto, expenses (including, without limitation, attorney’s fees and expenses) of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, penalties or amounts paid in settlement by or on behalf of you and any expenses of establishing a right to indemnification under this Contract.

13.4
The Expenses incurred by you in any Proceeding shall be paid by the Company as incurred and in advance of the final disposition of the Proceeding at your written request. You hereby agree and undertake to repay such amounts if it shall ultimately be decided in a Proceeding that you are not entitled to be indemnified by the Company pursuant to this Contract or otherwise.

13.5
The indemnification and advancement of Expenses provided by this Contract shall not be deemed exclusive of any other rights to which you may be entitled under the Company’s Articles of Association or the constituent documents of any other Associated Company for which you are serving as a director, officer or manager at the request of the Company, the laws under which the Company was formed, or otherwise, and may be exercised in any order you elect and prior to, concurrently with or following the exercise of any other such rights to which you may be entitled, including pursuant to directors’ and officers’ insurance maintained by the Company, both as to action in official capacity and as to action in another capacity while holding such office, and the exercise of such rights shall not be deemed a waiver of any of the provisions of this Contract. To the extent that a change in law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded under this Contract, it is the intent of the parties hereto that you shall enjoy by this Contract the greater benefit so afforded by such change. The provisions of this clause shall survive the expiration or termination, for any reason, of this Contract and shall be separately enforceable.

13.6
The Company will reimburse you for reasonable legal fees (including any and all court costs and reasonable attorneys’ fees and expenses) that you incur in connection with or as a result of any claim, action, or proceeding brought by you or the Company with respect to or arising out of payments you might be owed pursuant to clause 9 of this Contract; provided, however, that (a) this clause 13.6 will apply only following a Change in Control, and (b) the Company will have no obligation to pay any such legal fees, if in the case of an action that you bring, the Company is successful in establishing with the court that your action was frivolous or otherwise without any reasonable legal or factual basis. Such reimbursements shall be made within a reasonable period of time (not to exceed 60 days) following your submission of documentation that such expenses have been paid.

14	COLLECTIVE AGREEMENTS/WORKFORCE AGREEMENTS
There are no collective agreements or workforce agreements applicable to you or which affect your terms of employment.

15	DATA PROTECTION AND INFORMATION TECHNOLOGY

15.1
You acknowledge that the Company will hold personal data relating to you. Such data will include your employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to your health and data held for equal opportunities purposes). The Company will hold such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of your records. Your right of access to such data is as prescribed by law.

15.2
By signing this Contract, you agree that the Company may process personal data relating to you for personnel administration and management purposes and may, when necessary for those purposes, make such data available to its advisors, to third parties providing products and/or services to the Company and as required by law.

15.3
Subject to applicable law, the Company may review, audit, intercept, access and disclose all information, messages or other data created from or sent over its computers systems and networks to monitor whether the use of the email system is in accordance with the Company’s policies and practices, to monitor whether use of the computer system is legitimate, to find lost messages or to retrieve messages lost due to computer failure, to assist in the investigations of wrongful acts or to comply with any legal obligation. By your signature to this Contract, you consent to the foregoing.

16	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this Contract pursuant to the Contracts (Rights of Third Parties) Act 1999.

17	POST-EMPLOYMENT RESTRICTIONS

17.1
For the duration of your employment with the Company and for a period of twelve (12) months after you deliver notice of termination pursuant to clause 9.1 or 9.2 or the termination of your employment by the Company for any reason (the “Restricted Period”), you shall not:

17.1.1
either on your own account or on behalf of any other person, firm or company, directly or indirectly, carry on or be engaged, concerned or interested in any business the same as that of the CME Group (other than any such business of Time Warner Inc. and its subsidiaries) or which is competitive with any business in which the CME Group is engaged (including, without limitation, securing broadcasting licenses, operating television stations and other broadcasting, the production of programming and other content, other programming services or distribution services) and with which you were actively involved at any time in the twelve months preceding the termination of your employment within the territories in which the CME Group operates or is considering to operate (the “Territory”);

17.1.2
seek to do business and/or do business, perform any services or supply any goods or seek to do so, in competition with any company of the CME Group with any person, firm or company (other than Time Warner Inc. and its subsidiaries) who at any time during the twelve months preceding the termination of your employment was a client, customer or supplier of any company of the CME Group and with whom during that period you or another person on your behalf had contact or dealings in the ordinary course of business;

17.1.3
interfere or seek to interfere or take such steps as may or are calculated to interfere with the continuance of supplies (whether services or goods) or any rights of purchase, sale, import, distribution or agency enjoyed by or supplied to any company of the CME Group, or the terms on which they are so supplied or enjoyed, from any person, firm or company supplying or offering rights to any company of the CME Group at any time during the period of twelve months prior to such termination;

17.1.4
solicit, entice or procure or endeavour to solicit, entice or procure any employee of the CME Group to breach his contract of employment or any person to breach his contract for services with the Company or any Associated Company;

17.1.5
in relation to a business the same as or competitive with the CME Group in the Territory, solicit, employ, engage or offer or cause to be employed or engaged, whether directly or indirectly, any employee, director or consultant of any company of the CME Group engaged or employed at the date of termination of your employment or at any time during the twelve months preceding such termination who has knowledge of confidential aspects of the business of the CME Group, and with whom, at any time during the period of twelve months prior to such termination, you had material dealings; and/or

17.1.6	you shall not at any time falsely represent yourself as being connected with or interested in the Company or any Associated Company or in the business of the CME Group.

17.2
For the duration of your employment with the Company, you shall not, either on your own account or through any other person, firm or company, directly or indirectly, carry on, accept or be engaged, concerned or interested in, any opportunity (a “Corporate Opportunity”) in Central and Eastern Europe and any other country that CME Ltd. has identified from time to time (i) which is in the line of business of any company of the CME group from time to time (including, without limitation, securing broadcasting licenses, operating television stations, broadcasting on any distribution platform, selling advertising on any platform, developing and operating internet sites, providing production services, producing programming and other content for broadcast on any platform or for exhibition, distributing or licensing content for exhibition, home entertainment or otherwise, providing other programming services, owning and operating cinemas) (each a “CME Business”) or in any Ancillary Business (ii) which arises or becomes known to you as a result of your employment by the Company, or (iii) in which it can reasonably be expected that the CME group has an interest or expectancy (including any Ancillary Business) unless (a) you have presented the Corporate Opportunity to the Board in reasonable detail and (b) the Board has decided not to pursue such Corporate Opportunity after such presentation by you.

For purposes of this clause, “Ancillary Business” means any business or opportunity that is related to any CME Business, can reasonably be expected to a customer or supplier of goods or services of any such CME Business in the usual and ordinary course of business, or is otherwise necessary to support the primary activities of any CME Business.

17.3
Each of the restrictions in this clause shall be enforceable independently of each other and its validity shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

17.4	The restrictions set forth in this clause 17 shall not apply if the Company is in breach of this Contract.

17.5
For the purposes of this Contract, “Associated Company” shall mean a subsidiary (as defined by the Companies Act 2006 as amended) and any other company which is for the time being a holding company (as defined by the Companies Act 2006 as amended) of the Company or another subsidiary of such holding company.

18	SECTIONS 409A AND 280G

18.1
This Contract is intended to comply with, or otherwise be exempt from, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and U.S. Treasury guidance promulgated thereunder. If the Company determines in good faith that any provision of this Contract would cause you to incur an additional tax, penalty or interest under Section 409A of the Code, the Company and you will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

18.2
For purposes of Section 409A of the Code, the right to a series of instalment payments under this Contract shall be treated as a right to “separate payments” within the meaning of Section 409A of the Code.

18.3
With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, you, as specified under this Contract, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year shall not affect the expense eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(h) of the Code, (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

18.4
“Termination of employment” or words of similar import, as used in this Contract, means, for purposes of determining the timing of any payments under this Contract that are payments of deferred compensation under Section 409A of the Code, your “separation from service” as defined in Section 409A of the Code; provided, however, that for the avoidance of doubt, the foregoing provisions relate only to the determination of the time at which a payment is due, and do not relate to the determination of your right to receive compensation or benefits or to vest in compensation or benefits, including without limitation the determination of bonuses.

18.5
If a payment obligation under this Contract arises on account of your separation from service while you are a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under U.S. Treasury Regulation 1.409A-1(b)(1)), after giving effect to the exemptions in U.S. Treasury Regulations Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six (6) month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of your personal representative or executor of your estate following your death.

18.6
If any amount payable to you under this Contract or otherwise would constitute a “parachute payment” within the meaning of section 280G of the Code and, but for this clause 18.6, would be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then your payments under this Contract (or otherwise) will be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, you would retain a greater amount on an after-tax basis following such reduction. Any such reduction shall be done in a manner that complies with Section 409A of the Code.

19	GENERAL

19.1	You hereby authorise the Company to deduct from any salary payable to you any sums owed by you to the Company.

19.2	Incentive compensation paid in connection with this Contract is subject to recoupment in accordance with the Company’s Incentive Compensation Recoupment Policy in effect from time to time.

19.3
This Contract shall be governed by and construed in accordance with English law. The parties agree to submit to the non-exclusive jurisdiction of the English courts in respect of any dispute hereunder.

The Company and Michael Del Nin agree to the terms set out above.

Signed as a Deed by CME Media Services Limited acting by:

David Sturgeon, Director	/s/ David Sturgeon

in the presence of:

Witness signature:	/s/ Lucia Laurincova

Name:	Lucia Laurincova

Address:	/redacted/

Occupation:

Signed as a Deed by Michael Del Nin	/s/ Michael Del Nin

in the presence of:

Witness signature:	/s/ Lucia Laurincova

Name:	Lucia Laurincova

Address:	/redacted/

Occupation: